Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Marriott International, Inc.:

(1)	Registration Form S-3 ASR No. 333-202172 of Marriott International, Inc.,

(2)
Registration Form S-8 No. 333-161194 pertaining to Marriott International, Inc. Stock and Cash Incentive Plan, as Amended and Marriott International, Inc. Executive Deferred Compensation Plan, as Amended,

(3)	Registration Form S-8 No. 333-202173 pertaining to Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust,

(4)	Registration Form S-8 No. 333-209587 pertaining to Marriott International, Inc. Executive Deferred Compensation Plan, and

(5)	Registration Form S-8 No. 333-209589 pertaining to Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust;

of our report dated February 25, 2016 with respect to the consolidated financial statements and schedule of Starwood Hotels & Resorts Worldwide, Inc. and our report dated February 25, 2016, with respect to the effectiveness of internal control over financial reporting of Starwood Hotels & Resorts Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Security and Exchange Commission, incorporated by reference in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Stamford, Connecticut
June 3, 2016